Exhibit 99.1

New York Community Bancorp, Inc. Reports 3rd Quarter 2008 Diluted Operating Earnings Per Share of $0.25 (1) and Diluted Cash Earnings Per Share of $0.28 (2)

3Q 2008 Earnings Reflect Significant Margin Expansion and Loan Growth at an Annualized Rate of 11.2%

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

3Q 2008 Performance Highlights

  Solid Operating Earnings Growth: Operating earnings were up 12.9% linked-quarter and 19.1% year-over-year. (1)
  Solid Multi-Family Loan Growth: Our multi-family loan portfolio grew at an annualized rate of 12.3% over the course of the quarter to $15.2 billion at 9/30/08.
  Strong Loan Production at Substantial Spreads: Loan originations totaled $1.4 billion during the quarter, including $855.4 million of multi-family loans. The average yield on newly originated multi-family and commercial real estate loans was 275 basis points higher than the average five-year Constant Maturity Treasury rate.
  Asset Quality: Net charge-offs equaled 0.005% of average loans in the quarter and 0.013% over the nine-month period. Non-performing assets equaled 0.19% of total assets and non-performing loans equaled 0.29% of total loans at quarter-end.
  Net Interest Margin Expansion: Our margin rose 27 basis points year-over-year to 2.68% in the quarter. Excluding the impact of prepayment penalty income, our margin rose 48 basis points year-over-year to 2.63%.(3)
  Strong Operating Efficiency: Reflecting our ongoing focus on cost containment, our operating expenses declined on a linked-quarter basis and our operating efficiency ratio improved to 38.01% from 40.14%.(4)
  Continued Capital Strength: Excluding after-tax net unrealized securities losses, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets was 5.92% at the end of the quarter. Including after-tax net unrealized securities losses, tangible stockholders’ equity equaled 5.85% of tangible assets at 9/30/08.(5)

Please Note: All footnotes to the text are located at the end of this release.

WESTBURY, N.Y.--(BUSINESS WIRE)--October 29, 2008--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported third quarter 2008 operating earnings of $84.8 million, signifying a $9.7 million, or 12.9%, linked-quarter increase and a year-over-year increase of $13.6 million, or 19.1%. Operating earnings equaled $0.25 per diluted share in the current third quarter, and were up from $0.23 per diluted share in both the trailing and year-earlier three months. (1)

The Company’s third quarter 2008 operating earnings exclude the impact of a non-cash other-than-temporary impairment (“OTTI”) charge of $44.2 million, which was equivalent to $26.7 million, or $0.08 per diluted share, after-tax. The after-tax charge reduced the Company’s third quarter 2008 GAAP earnings to $58.1 million, or $0.17 per diluted share.

Included in the aforementioned pre-tax OTTI charge was $35.0 million relating to the Company’s investment in Lehman Brothers Holdings, Inc. (“Lehman”) debt securities and perpetual preferred stock, as previously disclosed on September 16th in an 8-K filing, and $3.7 million relating to the Company’s investment in Freddie Mac perpetual preferred stock. The remainder of the pre-tax OTTI consisted of $3.8 million relating to certain pooled trust preferred securities and $1.7 million relating to certain equity securities.

The Company also reported third quarter 2008 cash earnings of $95.7 million, equivalent to $0.28 per diluted share. (2)

Board of Directors Declares $0.25 per Share Dividend, Payable on November 18th

Commenting on the Company’s third quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “In addition to producing diluted operating earnings per share of $0.25 in the quarter, we generated diluted cash earnings per share of $0.28. (1) (2) Reflecting our performance, and our confidence in our continued capacity to generate strong earnings, the Board of Directors last night declared our 19th consecutive dividend of $0.25 per share. The dividend will be paid on the 18th of November to shareholders of record as of November 7, 2008.

“With the economy declining and the financial markets in turmoil, I am pleased to report that our third quarter performance was consistent with the expectations we outlined when we announced our debt repositioning strategy in May. Reflecting the reduction in our funding costs, and supported by the return of our loan production to more traditional volumes and pricing, our net interest margin rose to 2.68% in the quarter—a 27-basis point increase from the measure recorded in the third quarter of last year. Excluding the impact of prepayment penalty income, our margin rose 48 basis points year-over-year.

“In the face of mounting uncertainty about the financial markets, refinancing activity slowed in the third quarter of this year. As a result, prepayment penalty income declined to $3.9 million from $8.2 million in the trailing quarter and from $17.1 million in the third quarter of last year. Prepayment penalty income thus contributed five basis points to our current third quarter margin, as compared to 13 and 26 basis points in the earlier periods.

“We also were very gratified by the growth of our net interest income. In addition to the decline in our cost of funds, the increase was driven by solid loan production, not only in the quarter, but over the past nine months. The dramatic changes in our marketplace have resulted in a decline in competition for product, enabling us to increase our lending, and at wider spreads. This is just the beginning of a trend we expect will continue, as the consolidation of our industry accelerates in the quarters ahead.

“In the nine months ended September 30, 2008, originations totaled $4.4 billion, representing a $980.7 million, or 28.9%, increase year-over-year. Multi-family loans accounted for $2.3 billion of loans produced over the past three quarters, representing a year-over-year increase of $630.3 million, or 36.7%. Furthermore, the average yield on the multi-family and CRE loans we originated during the quarter exceeded the average five-year Constant Maturity Treasury rate by 275 basis points.

“Another performance highlight was a linked-quarter reduction in operating expenses, coupled with an improvement in our operating efficiency ratio. At 38.01%, our operating efficiency ratio was 213 basis points lower--and therefore better--than the measure we reported in the second quarter of 2008.(4)

“The result of all these improvements was a $9.7 million, or 12.9%, linked-quarter increase in operating earnings and a year-over-year increase of $13.6 million, or 19.1%. At $0.25, our operating earnings per diluted share were up $0.02 on both a linked-quarter basis and year-over-year. The difference between our earnings on a GAAP and operating basis was attributable to an after-tax non-cash OTTI charge of $26.7 million, primarily on our investments in Lehman and Freddie Mac. (1)

“While net charge-offs remained modest, at $1.1 million, non-performing loans rose to $61.4 million, as a good portion of the loans that had been delinquent at the close of the second quarter migrated to non-performing status at September 30, 2008. However, delinquencies totaled $51.4 million at the end of September, and were down $41.4 million from the balance at the end of June. In addition, it is important to note that our ratio of non-performing loans to total loans was 0.29% at the end of September, well below the SNL Bank and Thrift Index weighted average of 1.86%. Similarly, the net charge-offs we recorded during the quarter represented a modest 0.005% of average loans, versus a weighted average for the Index of 1.69%.

“We continue to monitor diligently the quality of our assets, and have taken steps to identify, and address, potential problems early on. While a confluence of factors has contributed to an economic decline of global proportions, we remain confident in our ability to weather the impact, and to produce a solid performance in the quarters ahead. Our confidence stems from the nature of our multi-family lending niche, the opportunities for loan and earnings growth we believe still lie before us, and the position of capital strength we continue to enjoy,” Mr. Ficalora said.

Balance Sheet Summary at September 30, 2008

The Company recorded total assets of $32.1 billion at the close of the current third quarter, a $1.6 billion increase from the balance recorded at December 31, 2007.

Loans

Loans represented $21.5 billion, or 66.9%, of total assets at the close of the current third quarter, signifying a three-month increase of $586.5 million and a year-to-date increase of $1.1 billion, or 5.6%. The increases were driven by organic loan production, with nine-month originations rising $980.7 million year-over-year to $4.4 billion, including $1.4 billion in the three months ended September 30, 2008.

Multi-family loans accounted for $2.3 billion of year-to-date loan production, up $630.3 million, or 36.7%, from the year-earlier amount. Third quarter 2008 originations represented $855.4 million of year-to-date production, and were up $174.6 million year-over-year. The increase in production is indicative of the dramatic market changes that have occurred since the third quarter of 2007. With the exit of the conduits from the market and certain other multi-family lenders having been acquired, the Company has resumed lending at more favorable volumes, and at more traditional spreads above the five-year Constant Maturity Treasury rate.

Multi-family loans represented $15.2 billion, or 70.6%, of total loans at the close of the current third quarter, up $454.4 million from the June 30, 2008 balance and $1.1 billion from the balance recorded at December 31st. At September 30, 2008, the average multi-family loan had a principal balance of $3.8 million. The multi-family loan portfolio had an average loan-to-value ratio (“LTV”) of 62.4% and an expected weighted average life of 3.6 years at that date.

Commercial real estate (“CRE”) loans accounted for $4.3 billion, or 19.8%, of total loans at the close of the current third quarter, and were up $167.9 million and $432.5 million, respectively, over the three- and nine-month periods. At September 30, 2008, the average CRE loan had a principal balance of $2.4 million. The CRE loan portfolio had an average LTV of 55.4% and an expected weighted average life of 3.3 years at that date.

In contrast, construction loans represented $845.5 million, or 3.9%, of loans outstanding at the end of September, a $59.5 million reduction from the June 30, 2008 balance and a $291.2 million reduction from the balance at December 31, 2007. In the interest of reducing its exposure to credit risk at a time when real estate values are declining, the Company has been limiting its construction loan production. Construction loan originations totaled $48.1 million in the current quarter, down from $96.0 million and $83.0 million, respectively, in the trailing and year-earlier three months. The $48.1 million included $23.3 million of previously committed advances, with the remainder representing new construction loans to long-time borrowers of the Company with a solid repayment history.

One- to four-family loans represented $270.2 million, or 1.3%, of total loans at the close of the current third quarter, down $9.6 million and $110.6 million, respectively, from the June 30, 2008 and December 31, 2007 amounts.

Other loans accounted for the remaining $958.0 million, or 4.5%, of outstanding loans at the end of September and included $785.4 million of commercial and industrial (“C&I”) loans. The September 30, 2008 balance of other loans was up $33.4 million on a linked-quarter basis, but down $6.4 million from the balance at December 31st.

At the present time, the Company has a pipeline of approximately $1.3 billion, including approximately $915 million of multi-family loans.

Asset Quality

In the third quarter of 2008, the Company recorded net charge-offs of $1.1 million, as compared to $1.2 million in the trailing quarter and $151,000 in the year-earlier three months. The respective amounts were equivalent to 0.005%, 0.006%, and 0.001% of average loans in the corresponding periods. The amount of net charge-offs recorded in the current third quarter includes an unsecured C&I loan of $834,000.

Largely reflecting the migration of loans that had been delinquent at the close of the second quarter, non-performing loans rose $29.3 million to $61.4 million, representing 0.29% of total loans, at September 30, 2008. During this time, the level of loans 30 to 89 days delinquent declined by $41.4 million to $51.4 million.

The following table presents the migration of delinquent loans to non-performing status in the nine months ended September 30, 2008:

(in thousands)	At September 30, 2008	At June 30, 2008	At March 31, 2008	At December 31, 2007
30-89 days past due (delinquent loans)	$51,358	$92,792	$31,973	$34,301
90+ days past due (non-performing loans)	61,379	32,076	21,913	22,192
Total delinquent and non-performing loans	$112,737	$124,868	$53,886	$56,493

The balance of other real estate owned totaled $330,000 at the end of September, representing a three-month increase of $53,000 and a nine-month reduction of $328,000. As a result, non-performing assets represented $61.7 million, or 0.19%, of total assets at September 30, 2008.

In accordance with its methodology for determining the allowance for loan losses, the Company added $400,000 to the loan loss allowance in the current third quarter, thus increasing the total provision for loan losses recorded in the first nine months of this year to $2.1 million. Reflecting the third quarter provision and the aforementioned net charge-offs, the allowance for loan losses totaled $92.1 million at the end of September as compared to $92.9 million and $92.8 million, respectively, at June 30, 2008 and December 31, 2007. The September 30, 2008 amount was equivalent to 150.10% of non-performing loans and 0.43% of total loans. In view of the modest level of net charge-offs recorded and the loan loss provisions set aside in the past two quarters, the Company believes that the level of coverage provided by the loan loss allowance was adequate at quarter-end.

Securities

Securities represented $6.1 billion, or 18.9%, of total assets at the end of September, and were up $456.1 million and $343.2 million, respectively, from the balances recorded at June 30, 2008 and December 31, 2007. Available-for-sale securities represented $1.1 billion, or 18.3%, of total securities at the close of the third quarter, and were down $65.4 million and $268.0 million, respectively, over the three- and nine-month periods.

As previously noted, the Company recorded a pre-tax OTTI charge of $44.2 million in the current third quarter on its investments in Lehman and Freddie Mac, as well as certain pooled trust preferred securities and other equity securities. In the second quarter of this year, a pre-tax OTTI charge of $49.6 million was recorded on the Company’s investment in pooled trust preferred securities, including income notes, and certain perpetual preferred stock, including the aforementioned Lehman and Freddie Mac securities.

Reflecting the increased spreads in the fixed income market resulting from the current economic dislocation, the after-tax net unrealized loss on available-for-sale securities rose to $13.6 million at September 30, 2008 from $4.1 million at the end of the trailing quarter and from $7.6 million at the end of last year.

Held-to-maturity securities totaled $5.0 billion at the end of September, up $521.5 million from the June 30th balance and $611.2 million from the balance at December 31st. In view of current market conditions, the Company has been limiting its investments to U.S. government agency securities.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of wholesale funding sources, the Company has typically refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs, as it did in the last three months. Thus, while the Company has the capacity to increase deposits through its extensive branch network, it opted to utilize wholesale funds, including brokered deposits, to enhance its liquidity during a quarter when such funding was more attractively priced.

Deposits totaled $14.2 billion at the end of September, representing a three-month increase of $832.0 million and a nine-month increase of $1.0 billion. Certificates of deposit ("CDs") accounted for $7.0 billion of total deposits at the end of September, and were up $834.5 million and $104.5 million, respectively, from the balances recorded at June 30th and December 31st. NOW and money market accounts represented $3.3 billion of total deposits at the end of September, and were up $189.0 million and $881.6 million, respectively, over the three- and nine-month periods.

The three-month increases in NOW and money market accounts and CDs were tempered by a $99.3 million decline in savings accounts to $2.7 billion and by a $92.2 million decline in non-interest-bearing accounts to $1.1 billion. While non-interest-bearing accounts declined by $133.6 million from the balance recorded at December 31, 2007, savings accounts rose $176.8 million during this time.

Borrowed funds totaled $13.3 billion at the end of September, and were up $199.7 million and $403.8 million, respectively, from the June 30, 2008 and December 31, 2007 amounts. Wholesale borrowings represented $12.7 billion of the third quarter-end total, and were up $199.8 million and $456.6 million, respectively, over the three- and nine-month periods. Nonetheless, wholesale borrowings represented 39.4% of total assets at the end of September, down from 40.1% and 39.9%, respectively, at the earlier dates.

Stockholders’ Equity

Stockholders’ equity totaled $4.3 billion at the close of the current third quarter, down $26.0 million from the June 30, 2008 balance and up $80.9 million from the balance recorded at December 31, 2007. The September 30, 2008 amount represented 13.3% of total assets and a book value of $12.41 per share. The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At September 30, 2008, book value per share was calculated based on 343,467,420 shares.

Tangible stockholders’ equity totaled $1.7 billion at the end of September, a three-month reduction of $19.5 million and a nine-month increase of $99.9 million. The linked-quarter reduction was due to the aforementioned OTTI charge and an $8.4 million increase in after-tax net unrealized securities losses to $19.2 million. The nine-month increase largely reflects the benefit of the proceeds from the Company’s common stock offering in May 2008. The issuance of 17.9 million shares generated net proceeds of $339.2 million; of this amount, $199.2 million served to mitigate the impact of the debt repositioning charge in the second quarter, and the remaining $140.0 million was added directly to capital.(5)

Excluding after-tax net unrealized losses on securities, adjusted tangible stockholders’ equity represented 5.92% of adjusted tangible assets; including such unrealized losses, the Company’s tangible stockholders’ equity represented 5.85% of tangible assets at September 30, 2008.(5)

The Company’s subsidiary banks also reported solid levels of capital at the close of the current third quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At September 30, 2008, New York Community Bank had a leverage capital ratio of 7.49%, which was 249 basis points above the minimum required for “well-capitalized” classification, and New York Commercial Bank had a leverage capital ratio of 11.20%, exceeding the minimum required for such classification by 620 basis points.

Earnings Summary for the Three Months Ended September 30, 2008

In the third quarter of 2008, the Company recorded a pre-tax charge of $44.2 million for the OTTI of its investments in Lehman and Freddie Mac, as well as certain pooled trust preferred and other equity securities. The non-cash OTTI charge was equivalent to $26.7 million, or $0.08 per diluted share, on an after-tax basis, and reduced the Company’s GAAP earnings for the quarter to $58.1 million, or $0.17 per diluted share. Excluding this charge, the Company generated third quarter 2008 operating earnings of $84.8 million, or $0.25 per diluted share.(1)

In the second quarter of 2008, the Company recorded a pre-tax debt repositioning charge of $325.0 million in connection with the prepayment of $4.0 billion of wholesale and other borrowings. While $285.4 million of this charge was recorded in non-interest expense, the remaining $39.6 million was recorded in interest expense in accordance with EITF Issue No. 96-19. In addition, the Company recorded a pre-tax OTTI charge of $49.6 million in second quarter 2008 non-interest income, and a $3.4 million pre-tax settlement litigation charge in second quarter operating expenses. On an after-tax basis, the three charges were equivalent to $229.9 million, or $0.70 per diluted share. As a result of these charges, the Company recorded a GAAP loss of $154.8 million, or $0.47 per diluted share, in the second quarter. Excluding these charges, the Company’s second quarter 2008 operating earnings amounted to $75.1 million, or $0.23 per diluted share. (1)

In the third quarter of 2007, the Company’s GAAP earnings were increased by a pre-tax gain of $64.9 million on the sale of its Commercial Bank headquarters building in Manhattan. The gain was recorded as non-interest income and, on an after-tax basis, was equivalent to $44.8 million, or $0.14 per diluted share. The gain was partially offset by a pre-tax loss on the sale of securities in the amount of $7.3 million, which was equivalent to $5.1 million, or $0.02 per diluted share, after tax. Excluding the net impact of these items, the Company’s third quarter 2007 operating earnings amounted to $71.2 million, or $0.23 per diluted share.(1)

Net Interest Income

The level of net interest income recorded in the current third quarter reflects a reduction in the Company’s funding costs over the past four quarters, together with the substantial growth of the loan portfolio.

Year-over-year Comparison

The Company recorded net interest income of $181.9 million in the current third quarter, a $27.0 million, or 17.5%, increase from the year-earlier third quarter amount. The year-over-year increase was driven by a $25.9 million reduction in interest expense to $216.5 million and supported by a $1.2 million increase in interest income to $398.4 million.

The reduction in interest expense was largely attributable to a decline in funding costs stemming from the reduction in the federal funds rate, and from the replacement of $4.0 billion of higher-cost borrowed funds with $3.8 billion of lower-cost wholesale borrowings (the aforementioned debt repositioning) in the second quarter of this year.

As a result of these factors, the average cost of interest-bearing deposits declined 84 basis points year-over-year, to 2.66%, and the average cost of borrowed funds fell 35 basis points, to 4.07%. These reductions more than offset a $455.0 million increase in the average balance of interest-bearing deposits to $12.9 billion and an $831.3 million increase in the average balance of borrowed funds to $12.7 billion, respectively. The net effect was a $23.4 million reduction in the interest expense produced by interest-bearing deposits to $86.4 million and a $2.4 million reduction in the interest expense produced by borrowed funds to $130.1 million. Consequently, the interest expense produced by interest-bearing liabilities declined $25.9 million year-over-year to $216.5 million, as a $1.3 billion increase in the average balance to $25.6 billion was more than offset by a 59-basis point decline in the average cost to 3.36%.

The year-over-year increase in interest income was the net effect of a $1.3 billion rise in average interest-earning assets to $27.2 billion and a 26-basis point reduction in the average yield to 5.85%. While the higher balance was attributable to increased loan production, the reduction in yield was primarily due to a decline in income from prepayment penalties. Prepayment penalty income totaled $3.9 million in the current third quarter, down $13.1 million from the level recorded in the third quarter of last year. Thus, while the average balance of loans rose $2.1 billion year-over-year to $21.0 billion, the average yield on such assets fell 35 basis points to 6.02%. The net effect of the lower yield and the increased average balance was a $14.1 million increase in the income produced by loans to $316.8 million.

In addition, the average balance of securities rose $178.6 million year-over-year, to $6.2 billion, while the average yield on such assets fell 19 basis points to 5.28%. As a result, the interest income produced by securities in the current third quarter declined by $366,000 to $81.5 million year-over-year.

Linked-quarter Comparison

A linked-quarter comparison of the Company’s third quarter 2008 net interest income reflects the distortion that resulted from the $39.6 million debt repositioning charge that was recorded in interest income in the second quarter of this year. Including this charge, the Company recorded second quarter 2008 interest expense of $262.8 million and net interest income of $130.6 million. Excluding this charge, the Company’s second quarter 2008 interest expense adjusts to $223.1 million and its second quarter 2008 net interest income adjusts to $170.2 million. As compared to these adjusted amounts, the Company’s third quarter 2008 net interest income rose $11.7 million linked-quarter, the net effect of a $5.1 million increase in interest income and a $6.6 million reduction in interest expense.

To facilitate a comparison of the Company’s third quarter 2008 net interest income with the net interest income recorded in the trailing quarter, the table below presents the impact of the $39.6 million debt repositioning charge on the indicated items in the three months ended June 30, 2008:

(dollars in thousands)	Net Interest Margin	Cost of Borrowed Funds	Cost of Total Interest-bearing Liabilities	Interest Expense on Borrowed Funds	Total Interest Expense	Net Interest Income
Without debt repositioning charge (Non-GAAP measure)	2.54%	4.34%	3.59%	$138,291	$223,103	$170,197
With debt repositioning charge (GAAP measure)	1.94	5.59	4.23	177,938	262,750	130,550

While the average balance of interest-bearing liabilities rose $646.5 million in the current third quarter, the average cost of funds declined by 87 basis points during this time. Excluding the impact of the debt repositioning charge in the second quarter, the average cost of funds declined by 23 basis points over the three-month period.

Similarly, the average balance of borrowed funds fell $83.8 million over the course of the current third quarter, coupled with a 152-basis point decline in the average cost of such funds. As a result, the interest expense produced by borrowed funds declined $47.9 million from the trailing-quarter level. Excluding the impact of the debt repositioning charge on the second quarter measures, the average cost of borrowed funds declined 27 basis points on a linked-quarter basis, and the interest expense produced by borrowed funds declined by $8.2 million.

The interest expense produced by interest-bearing deposits rose $1.6 million on a linked-quarter basis, as a $730.3 million increase in the average balance outweighed the benefit of a 14-basis point decline in the average cost of such funds. CDs accounted for $1.5 million of the increase in interest expense provided by total interest-bearing deposits, as the average balance of CDs rose $537.1 million to $6.9 billion, offsetting the benefit of a 27-basis point decline in the average cost to 3.86%. In addition, the interest expense produced by NOW and money market accounts rose $202,000 during the quarter, the net effect of a $128.6 million rise in the average balance to $3.1 billion and a seven-basis point decline in the average cost to 1.69%.

The $5.1 million linked-quarter increase in interest income was driven by a $545.9 million rise in the average balance of interest-earning assets and tempered by a five-basis point decline in the average yield. Largely reflecting the strong volume of loan production, the interest income generated by loans rose $6.4 million in the current third quarter, the net effect of a $554.9 million increase in the average balance and a five-basis point decline in the average yield. The lower yield was attributable to a $4.2 million decline in prepayment penalty income over the three months ended September 30, 2008.

The linked-quarter increase in interest income was tempered by a $1.1 million decline in the interest income produced by securities, as a $15.3 million rise in the average balance was offset by a nine-basis point reduction in the average yield.

Net Interest Margin

Partly reflecting the benefit of the debt repositioning that took place in the second quarter, the Company’s net interest margin rose to 2.68% in the current third quarter from 2.41% in the third quarter of 2007. The 27-basis point increase was also due to the substantial decline in the average cost of interest-bearing deposits, as the FOMC reduced the federal funds rate, and to the $1.3 billion increase in the average balance of interest-earning assets, as the volume of loan production rose. Excluding the 60-basis point impact of the $39.6 million debt repositioning charge from the second quarter 2008 margin, a linked-quarter comparison of the Company’s current third quarter margin reflects a three-month increase of 14 basis points.

Prepayment penalty income added five basis points to the margin in the current third quarter and 13 and 26 basis points, respectively, to the margins recorded in the trailing and year-earlier three months. Excluding the impact of prepayment penalty income, the Company’s margin rose 48 basis points year-over-year to 2.63% in the current third quarter. Excluding the impact of prepayment penalty income and the debt repositioning charge recorded in the second quarter, the linked-quarter increase in the margin was 22 basis points.

Provision for Loan Losses

The Company recorded loan loss provisions of $400,000 and $1.7 million, respectively, in the three months ended September 30 and June 30, 2008. Reflecting these provisions and net charge-offs of $1.1 million and $1.2 million in the corresponding quarters, the allowance for loan losses totaled $92.1 million at the end of September, as compared to $92.9 million at the end of the second quarter and $92.8 million at December 31, 2007. Both management and the Board of Directors monitor the adequacy of the loan loss allowance on a regular basis and believe that the current balance provides adequate coverage, given the nature of its lending niche and the conservative LTV ratios on its multi-family and CRE loans.

Non-interest (Loss) Income

Reflecting the aforementioned OTTI charges of $44.2 million and $49.6 million, the Company recorded non-interest losses of $19.3 million and $22.7 million, respectively, in the three months ended September 30 and June 30, 2008. In the three months ended September 30, 2007, the Company recorded non-interest income of $84.4 million, which included a gain of $64.9 million on the sale of its former Commercial Bank headquarters in Manhattan’s Herald Square.

In addition, the Company recorded no net securities gains or losses in the current third quarter as compared to net securities gains of $568,000 in the second quarter of this year. The Company recorded a net loss on the sale of securities of $7.3 million in the third quarter of 2007 in connection with the post-merger repositioning of its balance sheet.

The Company has three primary components of non-interest income: fee income, income from Bank-owned Life Insurance (“BOLI”), and other income. Together, these ongoing revenue sources produced non-interest income of $24.8 million in the current third quarter, as compared to $26.4 million and $26.9 million, respectively, in the trailing and year-earlier three months.

In the three months ended September 30, 2008, the Company generated fee income of $10.4 million, up $192,000 on a linked-quarter basis and down $222,000 year-over-year. The linked-quarter increase was offset by a $113,000 reduction in BOLI income, to $7.0 million, and by a $1.6 million reduction in other income to $7.4 million. The year-over-year reduction in fee income was coupled with a $1.8 million decline in other income, which more than offset a $22,000 increase in BOLI revenues. The declines in other income were indicative of the turmoil in the financial markets. As investor concerns about the economy and declining market values increased, the revenues from the sale of third-party investment products and those generated by Peter B. Cannell & Co., Inc., the Company’s investment advisory subsidiary, declined.

Please see the reconciliations of the Company’s GAAP and operating earnings for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007 that appear later in this release for a further discussion of the impact of the aforementioned losses and gains on the Company’s performance in the respective periods.

Non-interest Expense

Operating expenses totaled $78.6 million in the current third quarter, reflecting a linked-quarter reduction of $3.9 million and a $5.8 million increase year-over-year. In addition, the operating efficiency ratio improved to 38.01% in the current third quarter from 40.14% and 40.06%, respectively, in the three months ended June 30, 2008 and September 30, 2007. (4)

The linked-quarter decline was attributable to a $571,000 reduction in compensation and benefits expense to $42.8 million and a $3.7 million reduction in general and administrative (“G&A”) expense to $18.2 million. These reductions were only partly offset by a $373,000 increase in occupancy and equipment expense to $17.6 million. In the second quarter of 2008, the Company’s G&A expense included a one-time settlement charge of $3.4 million relating to the successful disposition of certain litigation. Absent this charge, the Company’s second quarter 2008 G&A expense would have equaled $18.6 million.

The year-over-year increase in operating expenses was driven by a $2.2 million rise in compensation and benefits expense, an $846,000 rise in occupancy and equipment expense, and a $2.8 million rise in G&A expense. These increases were primarily due to the acquisition of Synergy Financial Group, Inc. in the fourth quarter of 2007 and the related increase in branches, staff, marketing, and various other costs.

Including the amortization of core deposit intangibles, non-interest expense totaled $84.3 million and $78.7 million, respectively, in the current and year-earlier third quarters. In the second quarter of 2008, the Company’s non-interest expense included the aforementioned debt repositioning charge of $285.4 million, and thus totaled $373.7 million. Excluding the debt repositioning charge and the aforementioned litigation settlement charge from the calculation, the Company would have recorded second quarter 2008 non-interest expense of $85.0 million.

Please see the reconciliations of the Company’s GAAP and operating earnings that appear later in this release for a further discussion of the impact of the debt repositioning charge and the litigation settlement charge on the Company’s performance in the three months ended June 30, 2008 and the nine months ended September 30, 2008.

Income Tax Expense

The Company recorded income tax expense of $19.7 million in the current third quarter, as compared to $49.7 million in the year-earlier three months. The $44.2 million OTTI charge reduced the Company’s third quarter 2008 pre-tax income to $77.8 million and resulted in an effective tax rate of 25.38%. In contrast, the $64.9 million gain on the sale of bank-owned property recorded in the third quarter of 2007 increased the Company’s pre-tax income to $160.6 million and resulted in the Company recording an effective tax rate of 30.96% for that period.

In the second quarter of 2008, the Company recorded an income tax benefit of $112.7 million, reflecting the $325.0 million debt repositioning charge and the OTTI charge of $49.6 million. These charges were responsible for the Company recording a pre-tax loss of $267.5 million in the second quarter and resulted in an effective tax rate of 42.14%.

Company Profile

New York Community Bancorp, Inc. is the $32.1 billion holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans for portfolio in New York City. In addition, the Company ranked 21st among U.S. banks and thrifts at September 30, 2008, based on market cap.

With 178 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, the Community Bank is the fourth largest thrift depository in its market, and operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. The Commercial Bank has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

As previously announced, the Company will host a conference call on October 29, 2008 at 9:30 a.m. (ET) to discuss its third quarter 2008 performance and its business model. The conference call may be accessed by dialing 877-852-6581 (for domestic calls) or 719-325-4811 (for international calls) and providing the following access code: 4672816. A replay will be available approximately two hours following completion of the call through midnight on November 3rd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on November 28, 2008.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize the related cost savings within the expected time frames; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, including the section entitled “Risk Factors,” and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and 2007, March 31, 2008, and September 30, 2007, on file with the U.S. Securities and Exchange Commission (the “SEC”).

In addition, it should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$276,430	$335,743
Securities available for sale:
Mortgage-related	858,011	973,324
Other	255,218	407,932
Total available-for-sale securities	1,113,229	1,381,256
Securities held to maturity:
Mortgage-related	3,207,230	2,479,483
Other	1,766,636	1,883,162
Total held-to-maturity securities	4,973,866	4,362,645
Total securities	6,087,095	5,743,901
Mortgage loans:
Multi-family	15,179,689	14,055,438
Commercial real estate	4,258,425	3,825,926
Construction	845,489	1,136,652
1-4 family	270,187	380,779
Total mortgage loans	20,553,790	19,398,795
Other loans	958,019	964,453
Total loans	21,511,809	20,363,248
Less: Allowance for loan losses	(92,129)	(92,794)
Loans, net	21,419,680	20,270,454
Federal Home Loan Bank of New York stock, at cost	437,748	423,069
Premises and equipment, net	209,818	214,906
Goodwill	2,436,060	2,437,404
Core deposit intangibles, net	93,513	111,123
Other assets	1,179,156	1,043,222
Total assets	$32,139,500	$30,579,822

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$3,338,306	$2,456,756
Savings accounts	2,691,032	2,514,189
Certificates of deposit	7,017,496	6,913,036
Non-interest-bearing accounts	1,139,763	1,273,352
Total deposits	14,186,597	13,157,333
Official checks outstanding	29,019	18,749
Borrowed funds:
Wholesale borrowings	12,650,182	12,193,610
Junior subordinated debentures	484,304	484,843
Other borrowings	185,000	237,219
Total borrowed funds	13,319,486	12,915,672
Mortgagors’ escrow	131,888	78,468
Other liabilities	209,279	227,287
Total liabilities	27,876,269	26,397,509
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 344,185,347 and 323,812,639
shares issued and outstanding at the respective dates)	3,442	3,238
Paid-in capital in excess of par	4,183,724	3,815,831
Retained earnings	106,955	390,757
Less: Unallocated common stock held by ESOP	(2,268)	(3,085)
Common stock held by SERP	(3,113)	(3,113)
Accumulated other comprehensive loss, net of tax	(25,509)	(21,315)
Total stockholders’ equity	4,263,231	4,182,313
Total liabilities and stockholders’ equity	$32,139,500	$30,579,822

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
Interest Income:
Mortgage and other loans	$316,780	$ 310,396	$302,665	$ 940,164	$ 914,601
Securities	81,467	82,533	81,833	250,974	225,840
Money market investments	152	371	12,726	2,885	27,193
Total interest income	398,399	393,300	397,224	1,194,023	1,167,634

Interest Expense:
NOW and money market accounts	13,346	13,144	24,067	40,658	73,215
Savings accounts	5,789	5,841	7,195	17,609	20,206
Certificates of deposit	67,274	65,799	78,589	209,647	229,151
Borrowed funds	130,086	177,938	132,495	452,142	382,847
Mortgagors’ escrow	25	28	26	79	93
Total interest expense	216,520	262,750	242,372	720,135	705,512
Net interest income	181,879	130,550	154,852	473,888	462,122
Provision for loan losses	400	1,700	--	2,100	--
Net interest income after
provision for loan losses	181,479	128,850	154,852	471,788	462,122

Non-interest (Loss) Income:
Fee income	10,402	10,210	10,624	31,196	31,124
Bank-owned life insurance	7,021	7,134	6,999	20,900	19,364
Net gain (loss) on sale of securities	--	568	(7,307)	568	1,888
Loss on other-than-temporary
impairment of securities	(44,160)	(49,595)	--	(93,755)	(56,958)
Gain (loss) on debt repurchases	--	--	--	926	(1,848)
Gain on sale of bank-owned property	--	--	64,879	--	64,879
Other	7,405	9,024	9,247	26,671	26,145
Total non-interest (loss) income	(19,332)	(22,659)	84,442	(13,494)	84,594

Non-interest Expense:
Operating expenses:
Compensation and benefits	42,769	43,340	40,599	129,175	117,728
Occupancy and equipment	17,585	17,212	16,739	52,507	49,333
General and administrative	18,224	21,948	15,462	58,214	50,679
Total operating expenses	78,578	82,500	72,800	239,896	217,740
Debt repositioning charge	--	285,369	--	285,369	3,190
Amortization of core deposit
intangibles	5,757	5,821	5,855	17,610	16,680
Total non-interest expense	84,335	373,690	78,655	542,875	237,610
Income (loss) before income taxes	77,812	(267,499)	160,639	(84,581)	309,106
Income tax expense (benefit)	19,748	(112,716)	49,730	(60,233)	97,404
Net Income (Loss)	$ 58,064	$(154,783)	$110,909	$ (24,348)	$ 211,702

Basic earnings (loss) per share	$0.17	$(0.47)	$0.36	$(0.07)	$0.69
Diluted earnings (loss) per share	$0.17	$(0.47)	$0.35	$(0.07)	$0.69

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP and operating earnings for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007 and for the nine months ended September 30, 2008 and 2007 follow:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2008	2008	2007	2008	2007
GAAP Earnings (Loss)	$ 58,064	$(154,783)	$110,909	$ (24,348)	$211,702
Adjustments to GAAP earnings (loss):
Debt repositioning charge	--	325,016	--	325,016	3,190
Loss on other-than-temporary impairment of securities	44,160	49,595	--	93,755	56,958
Litigation settlement charge	--	3,365	--	3,365	--
Visa-related gain	--	--	--	(1,647)	--
Net loss (gain) on sale of securities	--	--	7,307	--	(1,888)
Gain on sale of bank-owned property	--	--	(64,879)	--	(64,879)
(Gain) loss on debt repurchases	--	--	--	(926)	1,848
Income tax effect	(17,445)	(148,077)	17,823	(165,151)	868
Operating earnings	$ 84,779	$ 75,116	$ 71,160	$ 230,064	$207,799

Diluted GAAP Earnings (Loss) per Share	$0.17	$(0.47)	$ 0.35	$(0.07)	$ 0.69
Adjustments to diluted GAAP earnings (loss) per share:
Debt repositioning charge	--	0.60	--	0.60	0.01
Loss on other-than-temporary impairment of securities	0.08	0.09	--	0.17	0.13
Litigation settlement charge	--	0.01	--	0.01	--
Visa-related gain	--	--	--	(0.01)	--
Net loss (gain) on sale of securities	--	--	0.02	--	--
Gain on sale of bank-owned property	--	--	(0.14)	--	(0.15)
(Gain) loss on debt repurchases	--	--	--	(0.01)	--
Diluted operating earnings per share	$0.25	$ 0.23	$ 0.23	$ 0.69	$ 0.68

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

While cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders' equity. (Please see the discussion and reconciliation of stockholders' equity and tangible stockholders' equity that appears elsewhere in this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and cash earnings for the three months ended September 30, 2008 follows:
For the Three Months Ended
September 30,
(in thousands, except per share data)	2008
GAAP Earnings	$58,064
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans	3,558
Associated tax benefits	1,375
Dividends on unallocated ESOP shares	244
Amortization of core deposit intangibles	5,757
Loss on other-than-temporary impairment of securities	26,715
Total additional contributions to tangible stockholders’ equity	37,649
Cash earnings	$95,713

Diluted GAAP Earnings per Share	$0.17
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01
Associated tax benefits	--
Dividends on unallocated ESOP shares	--
Amortization of core deposit intangibles	0.02
Loss on other-than-temporary impairment of securities	0.08
Total additional contributions to diluted GAAP earnings per share	0.11
Diluted cash earnings per share	$0.28

Cash Earnings Data:
Cash return on average assets	1.22%
Cash return on average tangible assets (1)	1.33
Cash return on average stockholders’ equity	9.07
Cash return on average tangible stockholders’ equity (1)	22.72
Cash efficiency ratio (2)	36.29
____________

(1)	Please see the reconciliations of stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and the related capital measures that appear elsewhere in this release.
(2)

The Company calculates its cash efficiency ratio by dividing its operating expenses by the sum of its net interest income and non-interest income after excluding the pertinent non-cash items from its operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS' EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders' equity to tangible assets excluding the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." The Company calculates tangible book value per share by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related capital measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's stockholders' equity, tangible stockholders' equity, and adjusted tangible stockholders' equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2008, June 30, 2008, and December 31, 2007 and the nine months ended September 30, 2008 and 2007 follow:
	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2008	2008	2007	2008	2007
(in thousands)
Total Stockholders’ Equity	$ 4,263,231	$ 4,289,261	$ 4,182,313	$ 4,263,231	$ 4,031,474
Less: Goodwill	(2,436,060)	(2,436,881)	(2,437,404)	(2,436,060)	(2,349,504)
Core deposit intangibles	(93,513)	(99,270)	(111,123)	(93,513)	(112,701)
Tangible stockholders’ equity	$ 1,733,658	$ 1,753,110	$ 1,633,786	$ 1,733,658	$ 1,569,269

Total Assets	$32,139,500	$31,083,499	$30,579,822	$32,139,500	$30,039,905
Less: Goodwill	(2,436,060)	(2,436,881)	(2,437,404)	(2,436,060)	(2,349,504)
Core deposit intangibles	(93,513)	(99,270)	(111,123)	(93,513)	(112,701)
Tangible assets	$29,609,927	$28,547,348	$28,031,295	$29,609,927	$27,577,700

Tangible Stockholders’ Equity	$1,733,658	$1,753,110	$1,633,786	$1,733,658	$1,569,269
Add back: After-tax net unrealized losses on securities	19,232	10,869	14,836	19,232	13,315
Adjusted tangible stockholders’ equity	$1,752,890	$1,763,979	$1,648,622	$1,752,890	$1,582,584

Tangible Assets	$29,609,927	$28,547,348	$28,031,295	$29,609,927	$27,577,700
Add back: After-tax net unrealized losses on securities	19,232	10,869	14,836	19,232	13,315
Adjusted tangible assets	$29,629,159	$28,558,217	$28,046,131	$29,629,159	$27,591,015

Average Stockholders’ Equity	$ 4,218,968	$ 4,197,293	$ 4,182,944	$ 4,174,727	$ 3,825,963
Less: Average goodwill	(2,436,872)	(2,436,932)	(2,437,732)	(2,437,034)	(2,273,278)
Average core deposit intangibles	(97,266)	(102,929)	(115,078)	(103,059)	(113,740)
Average tangible stockholders’ equity	$ 1,684,830	$ 1,657,432	$ 1,630,134	$ 1,634,634	$ 1,438,945

Average Assets	$31,285,798	$30,564,311	$30,407,154	$30,838,563	$29,392,932
Less: Average goodwill	(2,436,872)	(2,436,932)	(2,437,732)	(2,437,034)	(2,273,278)
Average core deposit intangibles	(97,266)	(102,929)	(115,078)	(103,059)	(113,740)
Average tangible assets	$28,751,660	$28,024,450	$27,854,344	$28,298,470	$27,005,914

Net Income (Loss)	$58,064	$(154,783)	$67,380	$(24,348)	$211,702
Add back: Amortization of core deposit intangibles, net of tax	3,494	3,532	3,678	10,686	10,111
Adjusted net income (loss)	$61,558	$(151,251)	$71,058	$(13,662)	$221,813

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended September 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$21,032,989	$316,780	6.02%	$18,979,750	$302,665	6.37%
Securities	6,166,138	81,467	5.28	5,987,562	81,833	5.47
Money market investments	39,803	152	1.52	989,423	12,726	5.10
Total interest-earning assets	27,238,930	398,399	5.85	25,956,735	397,224	6.11
Non-interest-earning assets	4,046,868	3,859,546
Total assets	$31,285,798	$29,816,281
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 3,139,091	$ 13,346	1.69%	$ 3,064,306	$ 24,067	3.12%
Savings accounts	2,745,852	5,789	0.84	2,534,661	7,195	1.13
Certificates of deposit	6,938,374	67,274	3.86	6,772,774	78,589	4.60
Mortgagors’ escrow	103,054	25	0.10	99,653	26	0.10
Total interest-bearing deposits	12,926,371	86,434	2.66	12,471,394	109,877	3.50
Borrowed funds	12,722,990	130,086	4.07	11,891,671	132,495	4.42
Total interest-bearing liabilities	25,649,361	216,520	3.36	24,363,065	242,372	3.95
Non-interest-bearing deposits	1,167,962	1,219,793
Other liabilities	249,507	282,208
Total liabilities	27,066,830	25,865,066
Stockholders’ equity	4,218,968	3,951,215
Total liabilities and stockholders’ equity	$31,285,798	$29,816,281
Net interest income/interest rate spread	$181,879	2.49%	$154,852	2.16%
Net interest-earning assets/net interest margin	$1,589,569	2.68%	$1,593,670	2.41%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,052,905	$19,135	1.08%	$6,818,760	$31,262	1.82%
(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
September 30, 2008	June 30, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$21,032,989	$316,780	6.02%	$20,478,132	$310,396	6.07%
Securities	6,166,138	81,467	5.28	6,150,862	82,533	5.37
Money market investments	39,803	152	1.52	64,058	371	2.33
Total interest-earning assets	27,238,930	398,399	5.85	26,693,052	393,300	5.90
Non-interest-earning assets	4,046,868	3,871,259
Total assets	$31,285,798	$30,564,311
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 3,139,091	$ 13,346	1.69%	$ 3,010,497	$ 13,144	1.76%
Savings accounts	2,745,852	5,789	0.84	2,598,621	5,841	0.90
Certificates of deposit	6,938,374	67,274	3.86	6,401,287	65,799	4.13
Mortgagors’ escrow	103,054	25	0.10	185,626	28	0.06
Total interest-bearing deposits	12,926,371	86,434	2.66	12,196,031	84,812	2.80
Borrowed funds	12,722,990	130,086	4.07	12,806,797	177,938	5.59
Total interest-bearing liabilities	25,649,361	216,520	3.36	25,002,828	262,750	4.23
Non-interest-bearing deposits	1,167,962	1,227,850
Other liabilities	249,507	136,340
Total liabilities	27,066,830	26,367,018
Stockholders’ equity	4,218,968	4,197,293
Total liabilities and stockholders’ equity	$31,285,798	$30,564,311
Net interest income/interest rate spread	$181,879	2.49%	$130,550	1.67%
Net interest-earning assets/net interest margin	$1,589,569	2.68%	$1,690,224	1.94%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$7,052,905	$19,135	1.08%	$6,836,968	$18,985	1.12%

Please see the following page for an analysis of the Company's net interest income for the three months ended September 30, 2008 as compared to its adjusted net interest income for the three months ended June 30, 2008, which excludes the impact of the $39.6 million debt repositioning charge.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company's third and second quarter 2008 net interest income as if the $39.6 million debt repositioning charge recorded in the second quarter, and discussed earlier in this release, had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company's financial results.

The following line items are presented in the adjusted net interest income analysis for the three months ended June 30, 2008 absent the impact of the debt repositioning charge: interest expense on average borrowed funds; average cost of borrowed funds; interest expense on average interest-bearing liabilities; average cost of interest-bearing liabilities; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the three months ended September 30, 2008.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.

For the Three Months Ended
September 30, 2008	June 30, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$21,032,989	$316,780	6.02%	$20,478,132	$310,396	6.07%
Securities	6,166,138	81,467	5.28	6,150,862	82,533	5.37
Money market investments	39,803	152	1.52	64,058	371	2.33
Total interest-earning assets	27,238,930	398,399	5.85	26,693,052	393,300	5.90
Non-interest-earning assets	4,046,868	3,871,259
Total assets	$31,285,798	$30,564,311
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 3,139,091	$ 13,346	1.69%	$ 3,010,497	$ 13,144	1.76%
Savings accounts	2,745,852	5,789	0.84	2,598,621	5,841	0.90
Certificates of deposit	6,938,374	67,274	3.86	6,401,287	65,799	4.13
Mortgagors’ escrow	103,054	25	0.10	185,626	28	0.06
Total interest-bearing deposits	12,926,371	86,434	2.66	12,196,031	84,812	2.80
Borrowed funds	12,722,990	130,086	4.07	12,806,797	138,291	4.34
Total interest-bearing liabilities	25,649,361	216,520	3.36	25,002,828	223,103	3.59
Non-interest-bearing deposits	1,167,962	1,227,850
Other liabilities	249,507	136,340
Total liabilities	27,066,830	26,367,018
Stockholders’ equity	4,218,968	4,197,293
Total liabilities and stockholders’ equity	$31,285,798	$30,564,311
Net interest income/interest rate spread	$181,879	2.49%	$170,197	2.31%
Net interest-earning assets/net interest margin	$1,589,569	2.68%	$1,690,224	2.54%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$7,052,905	$19,135	1.08%	$6,836,968	$18,985	1.12%

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Nine Months Ended September 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,586,762	$ 940,164	6.09%	$19,310,587	$ 914,601	6.32%
Securities	6,147,587	250,974	5.44	5,675,776	225,840	5.31
Money market investments	134,637	2,885	2.86	715,563	27,193	5.08
Total interest-earning assets	26,868,986	1,194,023	5.93	25,701,926	1,167,634	6.06
Non-interest-earning assets	3,969,577	3,691,006
Total assets	$30,838,563	$29,392,932
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 2,922,880	$ 40,658	1.86%	$ 3,045,754	$ 73,215	3.21%
Savings accounts	2,610,492	17,609	0.90	2,519,384	20,206	1.07
Certificates of deposit	6,770,747	209,647	4.14	6,634,885	229,151	4.62
Mortgagors’ escrow	137,076	79	0.08	128,803	93	0.10
Total interest-bearing deposits	12,441,195	267,993	2.88	12,328,826	322,665	3.50
Borrowed funds	12,799,358	452,142	4.72	11,773,987	382,847	4.35
Total interest-bearing liabilities	25,240,553	720,135	3.81	24,102,813	705,512	3.91
Non-interest-bearing deposits	1,207,334	1,172,809
Other liabilities	215,949	291,347
Total liabilities	26,663,836	25,566,969
Stockholders’ equity	4,174,727	3,825,963
Total liabilities and stockholders’ equity	$30,838,563	$29,392,932
Net interest income/interest rate spread	$ 473,888	2.12%	$ 462,122	2.15%
Net interest-earning assets/net interest margin	$1,628,433	2.35%	$1,599,113	2.39%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$6,740,706	$58,267	1.15%	$6,737,947	$93,421	1.85%

Please see the following page for an analysis of the Company's adjusted net interest income for the nine months ended September 30, 2008 as compared to its net interest income for the nine months ended September 30, 2007. The adjusted net interest income analysis for the nine months ended September 30, 2008 excludes the impact of the $39.6 million debt repositioning charge recorded in the three months ended June 30, 2008.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company's net interest income for the nine months ended September 30, 2008 and 2007 as if the $39.6 million debt repositioning charge recorded in the second quarter of 2008, and discussed earlier in this release, had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company's financial results.

The following line items are presented in the adjusted net interest income analysis for the nine months ended September 30, 2008 absent the impact of the debt repositioning charge: interest expense on average borrowed funds; average cost of borrowed funds; interest expense on average interest-bearing liabilities; average cost of interest-bearing liabilities; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the nine months ended September 30, 2007.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.
For the Nine Months Ended September 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,586,762	$ 940,164	6.09%	$19,310,587	$ 914,601	6.32%
Securities	6,147,587	250,974	5.44	5,675,776	225,840	5.31
Money market investments	134,637	2,885	2.86	715,563	27,193	5.08
Total interest-earning assets	26,868,986	1,194,023	5.93	25,701,926	1,167,634	6.06
Non-interest-earning assets	3,969,577	3,691,006
Total assets	$30,838,563	$29,392,932
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$ 2,922,880	$ 40,658	1.86%	$ 3,045,754	$ 73,215	3.21%
Savings accounts	2,610,492	17,609	0.90	2,519,384	20,206	1.07
Certificates of deposit	6,770,747	209,647	4.14	6,634,885	229,151	4.62
Mortgagors’ escrow	137,076	79	0.08	128,803	93	0.10
Total interest-bearing deposits	12,441,195	267,993	2.88	12,328,826	322,665	3.50
Borrowed funds	12,799,358	412,495	4.30	11,773,987	382,847	4.35
Total interest-bearing liabilities	25,240,553	680,488	3.60	24,102,813	705,512	3.91
Non-interest-bearing deposits	1,207,334	1,172,809
Other liabilities	215,949	291,347
Total liabilities	26,663,836	25,566,969
Stockholders’ equity	4,174,727	3,825,963
Total liabilities and stockholders’ equity	$30,838,563	$29,392,932
Net interest income/interest rate spread	$ 513,535	2.33%	$ 462,122	2.15%
Net interest-earning assets/net interest margin	$1,628,433	2.54%	$1,599,113	2.39%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06	x	1.07	x

Core deposits	$6,740,706	$58,267	1.15%	$6,737,947	$93,421	1.85%

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2008	2007	2008	2007
GAAP EARNINGS DATA:
Net income (loss)	$58,064	$(154,783)	$110,909	$(24,348)	$211,702
Basic earnings (loss) per share	0.17	(0.47)	0.36	(0.07)	0.69
Diluted earnings (loss) per share	0.17	(0.47)	0.35	(0.07)	0.69
Return on average assets	0.74%	(2.03)%	1.49%	(0.11)%	0.96%
Return on average tangible assets (1)	0.86	(2.16)	1.67	(0.06)	1.10
Return on average stockholders’ equity	5.51	(14.75)	11.23	(0.78)	7.38
Return on average tangible stockholders’ equity (1)	14.61	(36.50)	30.66	(1.11)	20.55
Efficiency ratio (2)	48.34	76.47	30.42	52.11	39.83
Operating expenses to average assets	1.00	1.08	0.98	1.04	0.99
Interest rate spread	2.49	1.67	2.16	2.12	2.15
Net interest margin	2.68	1.94	2.41	2.35	2.39
Shares used for basic EPS computation	341,971,926	331,271,217	312,077,886	332,023,833	305,485,131
Shares used for diluted EPS computation	342,826,668	331,271,217	313,597,185	332,023,833	306,899,035

OPERATING EARNINGS DATA: (3)
Operating earnings	$84,779	$75,116	$71,160	$230,064	$207,799
Basic operating earnings per share	0.25	0.23	0.23	0.69	0.68
Diluted operating earnings per share	0.25	0.23	0.23	0.69	0.68
Return on average assets	1.08%	0.98%	0.95%	0.99%	0.94%
Return on average tangible assets (1)	1.23	1.12	1.09	1.13	1.08
Return on average stockholders’ equity	8.04	7.16	7.20	7.35	7.24
Return on average tangible stockholders’ equity (1)	20.96	18.98	20.01	19.64	20.19
Operating efficiency ratio (2)	38.01	40.14	40.06	40.01	40.42
Shares used for basic operating EPS computation	341,971,926	331,271,217	312,077,886	332,023,833	305,485,131
Shares used for diluted operating EPS computation	342,826,668	333,103,018	313,597,185	333,142,115	306,899,035
(1)	Please see the reconciliations of stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and the related capital measures that appear elsewhere in this release.
(2)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.
(3)	Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At September 30,	At June 30,	At December 31,
	2008	2008	2007
BALANCE SHEET DATA:
Book value per share	$12.41	$12.51	$12.95
Tangible book value per share(1)	5.05	5.11	5.06
Stockholders’ equity to total assets	13.26%	13.80%	13.68%
Tangible stockholders’ equity to tangible assets(1)	5.85	6.14	5.83
Tangible stockholders’ equity to tangible assets excluding
after-tax net unrealized losses on securities(1)	5.92	6.18	5.88
Shares used for book value and tangible book value per share
computations(1)	343,467,420	342,849,645	322,834,839
Total shares issued and outstanding	344,185,347	343,654,196	323,812,639

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.29%	0.15%	0.11%
Non-performing assets to total assets	0.19	0.10	0.07
Allowance for loan losses to non-performing loans	150.10	289.49	418.14
Allowance for loan losses to total loans	0.43	0.44	0.46

(1)	Please see the reconciliations of stockholders' equity and tangible stockholders' equity, total assets and tangible assets, and the related capital measures that appear elsewhere in this release.

Footnotes to the Text

(1)	Please see the reconciliations of the Company's GAAP and operating earnings for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007, and for the nine months ended September 30, 2008 and 2007 that appear elsewhere in this release.
(2)	Please see the reconciliation of the Company's GAAP and cash earnings for the three months ended September 30, 2008 that appears elsewhere in this release.
(3)	Please see the discussion and analysis of the Company's net interest income and adjusted net interest income for the three months ended June 30, 2008 and for the nine months ended September 30, 2008 that appear elsewhere in this release.
(4)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.
(5)	Please see the reconciliations of the Company's stockholders' equity and tangible stockholders' equity, its total assets and tangible assets, and the related capital measures that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations